 GLOBALSTAR ANNOUNCES FIRST QUARTER 2020 RESULTS

Covington, LA, May 7, 2020 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended March 31, 2020.

Jay Monroe, Executive Chairman of Globalstar, commented, "Considering the truly unprecedented challenges brought on by the coronavirus pandemic, I am encouraged by the adaptability of the Globalstar organization and proud that productivity has been largely sustained. During the quarter we added 5G status to Band 53 at 3GPP. This variant is known as n53. The process for operationalizing spectrum can be summarized as follows: regulatory approval, 3GPP standardizations, infrastructure ecosystem development, early customer indications of interest, commitment to chipset development, mass Band n53 device availability, and customer adoption. With recent vendor commitments for chipset development, which will enable Band 53 in next year’s chipsets and dramatically increase device availability, our focus has shifted to the last two steps.”

Mr. Monroe continued, “The pipeline of potential users of our terrestrial spectrum continues to grow and includes a wide range of industries as well as companies of all sizes in the U.S. and abroad. To provide a little more context, we currently have four potential deployments in what I would describe as the transportation sector alone, and we are far from only transportation focused. Considering the large number of potential projects actively considering Band 53, I expect the initiation of lease revenue from terrestrial spectrum in 2020 with upside in the coming years."

Dave Kagan, Chief Executive Officer of Globalstar, added, "Our world has changed significantly since we last reported earnings. The success of our business depends on our global operations, supply chain and consumer demand. As a result of COVID-19, we have experienced a reduction in the volume of sales of our subscriber equipment, received requests for service pricing concessions from certain customers, and expect an impact on the ability of certain customers to pay outstanding balances. These unfavorable consequences have mostly related to our customers who operate in the oil and gas and retail industries. The results of our operations for the three months ended March 31, 2020 partially reflect this impact; however, we expect that this trend will continue as we weather this storm. Notwithstanding this impact, our revenue increased during the first quarter as a result of engineering revenue. We have implemented several measures to minimize the impact on our operations and sustain our liquidity position, and I would like to thank our employees and partners who have worked tirelessly to operate critical services in this difficult environment."

Mr. Kagan continued, "While the impact of COVID-19 has cast a shadow over almost every other event or announcement, we did report some very positive news in recent weeks. First, we announced a new licensing partnership with the JEEP® brand. This partnership is expected to increase consumer awareness of SPOT through an exclusive new line of co-branded products and cross-promotional opportunities in new distribution channels. Second, as Jay mentioned, we announced the 3GPP approval of 5G for Band 53. We have also continued to develop new potential services utilizing our satellite assets including Assured PNT with our partners at EchoRidge. Using similar technology, Globalstar’s satellite network can offer Precision GPS which augments standalone GPS and could provide us with a variety of commercial, automotive, and governmental use cases, including autonomous platforms such as drones, agriculture and shipping. Lastly, we shipped the first of our newly developed IoT boards in the last few weeks and are excited about initial customer feedback. While it is a relatively inexpensive device and comes with comparatively low ARPU, we expect the installed base will grow and offer a significant, recurring cash flow stream in a broadening segment of the MSS market."

FINANCIAL REVIEW

Revenue

Total revenue for the first quarter of 2020 increased 7% from the first quarter of 2019 due primarily to engineering service revenue related to a network feasibility study, offset partially by declines in other revenue streams.

Service revenue from our subscriber-driven revenue streams declined by $1.4 million. This decrease was due primarily to lower Duplex and SPOT service revenue. The decline in Duplex service revenue was due to fewer average subscribers as gross activations were lower than the previous trailing twelve-month period. However, during the first quarter of 2020, we experienced higher activations and equipment sales of our GSP 1700 phones as well as recently launched products, including the improved Sat-Fi2® and new Sat-Fi2® Remote Antenna Station devices. We believe that this quarter-over-quarter improvement is a good indication of a longer-term stabilization of the subscriber base.

The decline in SPOT service revenue in the first quarter of 2020 was due primarily to lower ARPU. Average SPOT subscribers were down during the first quarter of 2020; however, excluding involuntary churn of mostly non-revenue-generating subscribers in Latin America, average subscribers were in line with the first quarter of 2019. On a pro-forma basis after adjusting for these non-revenue-generating subscribers, ARPU was down 5% during the first quarter of 2020 from the first quarter of 2019 reflecting in part the impact from new service plans rolled out in mid-2019 with rates below those previously offered. While we adjusted our rates to increase subscriber additions, customers activating on these lower-priced plans accounted for the majority of the decrease in SPOT service revenue during the period.

Partially offsetting the declines in Duplex and SPOT service revenue was a 17% increase in Commercial IoT service revenue resulting from growth in our average subscriber base and higher ARPU. The higher average subscriber count was from increased activations of our SmartOne family of Commercial IoT devices during the last twelve months compared to the prior twelve-month period.

Subscriber equipment sales revenue decreased $0.7 million in the first quarter of 2020 compared to the first quarter of 2019. This decline was due almost entirely to a decrease in Commercial IoT sales resulting directly from the impact of COVID-19. We also experienced a decline in SPOT equipment revenue during the first quarter of 2020 due to lower channel sales as the retail industry was also directly impacted by COVID-19 since brick and mortar store locations were closed in March 2020. Duplex equipment sales were higher during the first quarter of 2020 as previously mentioned; this variance partially offset the unfavorable Commercial IoT and SPOT equipment revenue variances.

We have diversified our customer portfolio over the last several years, but approximately 15% of our total revenue in 2019 was still generated by customers who operate predominantly in the oil and gas industry. Although the extent of the impact is uncertain, we expect our revenue to continue to be negatively impacted by the industry downturn reflected in both a reduction in the volume of subscriber equipment sales and lower service pricing.

Operating Loss

Operating loss decreased from $18.3 million during the first quarter of 2019 to $14.1 million during the first quarter of 2020 due to higher total revenue and lower operating expenses, each of $2.1 million. The majority of the decrease in operating expenses was a $1.1 million reduction in cost of services and $0.5 million reductions in both marketing, general and administrative (MG&A) expenses, and cost of subscriber equipment sales. Bad debt expense was elevated in both periods. During the first quarter of 2020, we recorded specific reserves related to certain customer receivable balances that we do not believe are collectible due to the impact of COVID-19, and during the first quarter of 2019, we reserved an aged receivable from an IGO that was deemed to be uncollectible. The decrease in cost of services was driven by lower R&D costs due to fewer product development efforts during the first quarter of 2020 and lower personnel expenses following the reorganization of certain departments in the first quarter of 2019. The $0.5 million reduction in MG&A costs was due to higher subscriber acquisition costs in 2019 resulting primarily from a single promotion that did not recur in 2020. The $0.5 million decrease in the cost of subscriber equipment sales was in line with the decrease in subscriber equipment sales revenue as the blended margin percentage was consistent quarter-over-quarter.

Net Income (Loss)

Net income (loss) fluctuated $64.0 million from net income in the first quarter of 2019 to net loss in the first quarter of 2020. This change was due primarily to a $57.0 million non-cash derivative gain recorded during 2019 resulting from changes in our stock price and stock price volatility. Also contributing to the net loss during the first quarter of 2020 was a $9.0 million non-cash loss driven by foreign exchange rate changes due to strengthening of the U.S. dollar. Higher interest expense due primarily to a higher weighted average cost of debt also impacted net loss during 2020.

Adjusted EBITDA

Adjusted EBITDA increased to $11.0 million during the first quarter of 2020 due primarily to a $2.1 million increase in total revenue and a $1.7 million decrease in operating expenses (excluding EBITDA adjustments).

Liquidity

Cash and cash equivalents were $10.5 million as of March 31, 2020. We also have $51.1 million in our debt service reserve account, which is restricted to making longer-term principal and interest payments under our Facility Agreement. Our sources of cash also include operating cash flows generated from the business. We expect our uses of cash over the next twelve months to include primarily operating costs, capital expenditures of approximately $15.0 million, and interest payments of approximately $11.0 million. With our debt refinancing completed in late 2019, our next scheduled principal payment is not due until June 2021 and is expected to be funded from the proceeds of the warrants issued to our second lien lenders that expire in March 2021.

About Globalstar
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, M2M and IoT applications. The Company's products include mobile and fixed satellite telephones, satellite Wi-Fi hotspots, Commercial IoT and Duplex satellite data modems, and tracking devices.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Service revenue	$28,935	$26,119
Subscriber equipment sales	3,259	3,959
Total revenue	32,194	30,078
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	8,728	9,853
Cost of subscriber equipment sales	2,643	3,149
Marketing, general and administrative	11,091	11,606
Depreciation, amortization, and accretion	23,817	23,801
Total operating expenses	46,279	48,409
Loss from operations	(14,085)	(18,331)
Other income (expense):
Interest income and expense, net of amounts capitalized	(14,010)	(12,870)
Derivative (loss) gain	(821)	57,008
Foreign currency (loss) gain	(8,953)	86
Other	(333)	(95)
Total other (expense) income	(24,117)	44,129
(Loss) income before income taxes	(38,202)	25,798
Income tax expense	21	27
Net (loss) income	$(38,223)	$25,771

Net (loss) income per common share:
Basic	$(0.02)	$0.02
Diluted	(0.02)	(0.02)
Weighted-average shares outstanding:
Basic	1,557,960	1,448,318
Diluted	1,557,960	1,632,257

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net (loss) income	$(38,223)	$25,771

Interest income and expense, net	14,010	12,870
Derivative loss (gain)	821	(57,008)
Income tax expense	21	27
Depreciation, amortization, and accretion	23,817	23,801
EBITDA	446	5,461

Non-cash compensation	1,313	1,448
Foreign exchange and other	9,001	(255)
Debt refinancing third party fees	284	—
Bad debt reserve of aged IGO receivable	—	593
Adjusted EBITDA (1)	$11,044	$7,247

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31,
	2020		2019
	Service	Equipment	Service	Equipment
Revenue
Duplex	$7,663	$404	$8,645	$251
SPOT	12,123	1,407	13,095	1,591
Commercial IoT	4,310	1,413	3,698	2,072
IGO	91	—	166	—
Engineering and other	4,748	35	515	45
Total Revenue	$28,935	$3,259	$26,119	$3,959

Average Subscribers
Duplex	52,054		59,978
SPOT	271,276		288,840
Commercial IoT	418,424		384,673
IGO	26,256		27,017
Engineering and other	883		953
Total Average Subscribers	768,893		761,461

ARPU (1)
Duplex	$49.07		$48.05
SPOT	14.90		15.11
Commercial IoT	3.43		3.20
IGO	1.16		2.05

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.